                                                                  EXHIBIT 10.45





                                   AGREEMENT

                                    BETWEEN

                             TRACTOR SUPPLY COMPANY

                                      AND

                        GENERAL DRIVERS & HELPERS UNION,
                        LOCAL #554, AFFILIATED WITH THE
                     INTERNATIONAL BROTHERHOOD OF TEAMSTERS

                           EFFECTIVE: AUGUST 1, 1999

                             EXPIRES: JULY 31, 2002

---------------------------------------------------------------------------------------------------------------------
TABLE OF CONTENTS                                                                                                PAGE

---------------------------------------------------------------------------------------------------------------------


ARTICLE 1 - RECOGNITION..............................................................................................1


ARTICLE 2 - CHECK-OFF................................................................................................1


ARTICLE 3 - DISCRIMINATION AND COERCION..............................................................................2


ARTICLE 4 - SCHEDULE OF HOURS AND OVERTIME...........................................................................3


ARTICLE 5 - VACATIONS................................................................................................5


ARTICLE 6 - HOLIDAYS.................................................................................................8


ARTICLE 7 - WAGE RATES...............................................................................................9


ARTICLE 8 - STEWARDS.................................................................................................9


ARTICLE 9 - MANAGEMENT RIGHTS.......................................................................................10


ARTICLE 10 - CONDITIONS OF EMPLOYMENT...............................................................................11


ARTICLE 11 - ARBITRATION & GRIEVANCES...............................................................................16


ARTICLE 12 - STRIKES & LOCKOUTS.....................................................................................18


ARTICLE 13 - PICKET LINE............................................................................................18


ARTICLE 14 - CONFLICT OF LAWS.......................................................................................18


ARTICLE 15 - LEAVE OF ABSENCE.......................................................................................19


ARTICLE 16 - EXTRA-CONTRACT AGREEMENTS..............................................................................19


ARTICLE 17 - REVIEW OF DISCREPANCY IN PAY...........................................................................20


ARTICLE 18 - LOSS OR DAMAGE.........................................................................................20


ARTICLE 19 - BONDS..................................................................................................20


ARTICLE 20 - PHYSICAL EXAMINATIONS..................................................................................20


ARTICLE 21 - COMPENSATION CLAIMS....................................................................................20

ARTICLE 22 - MILITARY SERVICE......................................................................................21


ARTICLE 23 - EQUIPMENT.............................................................................................21


ARTICLE 24 - PAID-FOR-TIME.........................................................................................21


ARTICLE 25 - GROUP BENEFIT PLANS...................................................................................22


ARTICLE 26 - POSTING OF NOTICES....................................................................................25


ARTICLE 27 - UNION COOPERATION.....................................................................................25


ARTICLE 28 - SEPARATION OF EMPLOYMENT..............................................................................25


ARTICLE 29 - EMERGENCY REOPENING OF AGREEMENT......................................................................25


ARTICLE 30 - AGREEMENT.............................................................................................25


ARTICLE 31 - ENTIRE AGREEMENT......................................................................................26


ARTICLE 32 - INSPECTION PRIVILEGES.................................................................................26


ARTICLE 33 - FUNERAL LEAVE.........................................................................................27


ARTICLE 34 - JURY DUTY.............................................................................................27


ARTICLE 35 - TERM OF AGREEMENT.....................................................................................28


APPENDIX "A" - WAGE RATES..........................................................................................29


APPENDIX "B" - PART-TIME PROGRAM...................................................................................32


APPENDIX "C" - OVERTIME............................................................................................33


APPENDIX "D" - DRUG AND ALCOHOL POLICY.............................................................................35

                                   AGREEMENT

         THIS AGREEMENT, entered into between TRACTOR SUPPLY COMPANY of Omaha, Nebraska, hereinafter referred to as the "Company", and GENERAL DRIVERS & HELPERS UNION, LOCAL #554, affiliated with the International Brotherhood of Teamsters, hereinafter referred to as the "Union".


                                  WITNESSETH:

                            ARTICLE 1 - RECOGNITION

          The Company recognizes the Union as the sole and exclusive bargaining agent for warehousemen of the Company at Omaha, Nebraska, excluding professional associates, office clerical associates, retail salesmen, watchmen, guards, sweep-up boy and supervisors, as defined in the Labor Management Relations Act, 1947, as amended.

          It is expressly understood that this Agreement shall not apply to salesmen employed at any retail outlet of the Company or its subsidiaries.


                             ARTICLE 2 - CHECK-OFF

          Section 1. The Company shall deduct from the first pay of each month the Union dues and uniform assessments for the current month and promptly remit same to an authorized representative of the Union, provided that the Company has received from the associate involved on whose account such deductions are made, a written assignment permitting such deduction. Initiation fees of the Union shall be deducted by the Company and remitted to the Union in the same manner as dues collections, on the basis of monthly lists of new members submitted to the Company by the Union, provided the Company shall have received from the associate on whose account such deductions are made, a written assignment. This paragraph shall be subject to the provisions of the Labor Management Relations Act of 1947, as amended.

         Section 2. The Employer will recognize authorization for deductions from wages for the Union's D.R.I.V.E. Program, if in compliance with state law. Such deduction shall be made once annually and transmitted to the Union.


                    ARTICLE 3 - DISCRIMINATION AND COERCION

         Section 1. There shall be no discrimination by foremen, superintendents or other supervisors of the Company against any associate in the bargaining unit because of the associate's membership in the Union.

         Section 2. The Union agrees that neither its officers nor its members, nor persons employed directly or indirectly by the Union, will intimidate or coerce associates, nor will it solicit members on Company time.

         Section 3. The Company and the Union agree to abide by applicable laws concerning no discrimination because of race, color, religion, national origin, sex, and age. Both parties further agree to abide by all applicable provisions of the National Labor Relations Act, as amended.

         Section 4. Due to the Americans with Disabilities Act or the regulations promulgated thereunder, the Company may be required to make a reasonable accommodation to the disability of an applicant or incumbent associate that may be in conflict with provisions of this Agreement. In such event, the Company shall be privileged to make such accommodation notwithstanding the requirements of this Agreement. The Company shall notify the Union thereafter as soon as is practicable of such situation on a confidential basis.


                   ARTICLE 4 - SCHEDULE OF HOURS AND OVERTIME

         Section 1. The regular hours of work shall be 40 hours per week divided into five days of eight hours each and/or four days of 10 hours each worked consecutively with the right of the Company to establish work shifts from Sunday 3:00 p.m. through Saturday, with the exception of utility/cleanup which would precede or follow above program.

         The foregoing hours of work shall not apply in cases of proven computer breakdown that would prevent the normal warehouse operation, or other causes beyond the control of the Company, Acts of God such as fire, flood, explosion or power failure. Under no condition will an associate who has reported and started work be paid for less than four hours.

         Section 2. Time and one-half (1-1/2) shall be paid for all work performed over 40 hours per week.

         A. Associates shall not be required to work an excess of 10 hours per day which may include Company directed mandatory overtime.

         B. The exception to Section 2A. hours of work limitation would be emergency plans enacted and/or caused by an Act of God or federal, state, or local government directives.

         C.       See Appendix C for bid scheduling and overtime.

         Section 3. Holidays shall be considered as days worked for the purpose of computing overtime.

         Section 4. Associates shall, except by mutual agreement, take at least one continuous period for meals of not less than 30 minutes, nor more than one hour in any one day. No associate shall be compelled to take more than one continuous hour during such period, nor be compelled to take any part of such continuous hour before he/she has been on duty three and one-half (3-1/2) hours or after he/she has been on duty six hours.

         Starting time for the regular or first shift will be between 5:00 a.m. and 10:00 a.m.

         Section 5.

         A. All work performed on Sunday between 12:01 a.m. and 3:00 p.m., (with the exception of utility cleanup) will be paid at two times straight-time rates.

         B. Associates starting after 3:00 p.m. Sunday or later, which is part of the associate's regularly scheduled work week, will be paid straight-time rates.

         C. All work performed on observed holidays shall be paid for at the rate of two times the regular straight time rate, plus holiday pay as provided in Article #6.

         D. Associates required to work on their 7th day of work (7th shift for the week) shall be paid two times their straight time rate of pay.

         An associate's workweek shall be a seven consecutive day period commencing on the associate's first regularly scheduled day of work.

          Section 6. There shall be no pyramiding of overtime. This means that overtime shall not be paid twice for the same hours worked.

          Section 7. All associates covered by this Agreement shall be paid on a biweekly basis. Each associate shall be provided with a statement of gross earnings and an itemized statement of all deductions made for any purpose.

          Section 8. There will be two 15 minute break periods each shift, one in the first half of the shift and one in the second half of the shift, as near the middle of the work period as practical. The second break may be eliminated and reflected in a quitting time 15 minutes earlier, if the majority of the work group concurs.

          Section 9. Associates called in on their regular scheduled day off shall be guaranteed no less than four hours work or pay. When shift overtime of less than one hour is required, the Company may assign the associate who is to perform the work.

                             ARTICLE 5 - VACATIONS

         Section 1 - Schedule of Service

         Vacations are provided to full-time associates for the purpose of rest and relaxation. Scheduling of vacations should be planned through your manager. The following vacation schedule is based on seniority.

         A.       One Week Vacation:

                  Associates hired between July 1 and December 31 are eligible for a one week vacation in the following year which must be taken between June 1 and December 31. The next year these associates will be eligible for two weeks vacation.

         B.       Two Weeks Vacation:

                  Associates hired between January 1 and June 30 are eligible for two weeks vacation in the following year which can be taken from a period no earlier than one year from the hire date to December 31 of that year.

         C.       Three Weeks Vacation:

                  Associates are eligible for three weeks vacation on the January 1 of the year in which they will complete eight years of continuous service. Associates are expected to take earned vacations during the current eligibility year. Vacation may not be accrued from one year to the next. Payment will not be made for unused vacation from prior years, nor will pay in lieu of vacation be allowed.

         D.       Four Weeks Vacation:

                  Associates are eligible for four weeks vacation on the January 1 of the year in which they will complete 15 years of continuous service.

         Section 2 - Vacation Scheduling

         A.       Planning

                  Vacation planning should be done as far in advance as possible. Vacation schedule forms are distributed in January to facilitate advance planning.

         B.       Scheduling

                  Associate vacation requests should be solicited as far in advance as possible. Vacations will be granted according to staffing requirements with consideration given for seniority. Although efficient operation of the work unit is important, fair and equitable vacation scheduling is essential.

         C.       Commitment

                  Once a vacation has been scheduled it cannot be changed within two weeks of the start of the vacation, except by mutual agreement of both management and the associate.

         Section 3 - Vacation Payment - Full-time Associates

         Vacation pay is determined by the total hours worked during a normal work week. Forty hours will be paid regardless of average hours per week.

         Section 4 - Vacation Accrual

         Associates are expected to take earned vacations during the current eligibility year. Vacation may not be accrued from one year to the next. Payment will not be made for unused vacation except for separated associates as provided in Section 5.

         Section 5 - Vacation for Separated Associates

         Pay will be made to all associates for earned vacation as of the last eligible date regardless of reasons for separation.

         Section 6 - Effect of a Holiday During the Vacation Time

         When a paid holiday falls within the vacation period, the associate shall be entitled to an additional day off with pay as mutually agreed by the supervisor and the associate within the current eligibility year.

         Section 7 - Effect of Leave of Absence

         A. Personal or Sick Leave: Leaves totalling 90 days or less shall not affect vacation.

         B.       Military Leave:

         Vacation for associates with one year or more of continuous service as a full-time associate, who returns to work from military leave shall receive credit as a full-time associate according to the provisions of the Uniform Services Employment and Re-employment Rights Act. U.S. Code Chapter 43 Title 38.


                              ARTICLE 6 - HOLIDAYS

         Section 1. Regular associates who are not scheduled to work on the following holidays shall be paid eight hours pay at the straight-time hourly rate for the following holidays:

               New Year's Day                           Labor Day

               Memorial Day                             Thanksgiving Day

               Fourth of July                           Christmas Day

               Associate's Anniversary Date

         Holiday pay for associates working four 10 hour days shall be as follows:

         When the holiday falls on a work day, the associate receives a day off with 10 hours pay. When a holiday falls on a non-work day, it is observed on the nearest work day.

         Section 2. Regular associates called to work on any of the above listed holidays shall be paid at two times the regular rate, in addition to the eight hours referred to above.

         Section 3. In order to qualify for eight hours of straight time pay for a holiday not worked, it is provided that regular associates must work their regular scheduled work day which precedes and follows the holiday, except in cases of proven illness or unless the absence is mutually agreed to.

         Section 4. Associates who are serving their ninety (90) days probationary period are not entitled to holiday pay for holidays falling within the probationary period.

         Section 5. The parties hereto specifically acknowledge and agree that the scheduling of mandatory overtime on a holiday is one of the management prerogatives reserved to the Company under this Agreement.


                             ARTICLE 7 - WAGE RATES

         Wages shall be paid as set forth in Wage Appendix "A" attached hereto and made a part of this Agreement.


                              ARTICLE 8 - STEWARDS

         The Company recognizes the right of the Union to designate a job steward and/or alternate per shift to handle such Union business as may from time to time be delegated to them by the Union.

Job stewards and alternates have no authority to take strike action or any other action interrupting the Company's business in violation of this Agreement, or any action except as authorized by official action of the Union. The Company recognizes this limitation upon the authority of job stewards and their alternates. The Company, in so recognizing such limitation, shall have the authority to render proper discipline, including discharge without recourse, to such job steward or his alternate in the event the job steward or his alternate has taken an unauthorized strike action, slow-down, or work stoppage in violation of this Agreement. Job steward and alternate shall be an associate of the Company. The job steward and/or alternate has authority to receive any notice hereunder from the Company to the Union, provided the Company mails a copy of such notice to the Union. Such notice will be effective on the date of receipt by the steward or alternate. Discussion of union matters with one or more associates should be held on breaks, lunch periods, or before or after the scheduled shift.


                         ARTICLE 9 - MANAGEMENT RIGHTS

         The management of the Company's business and the direction of its associates, including the right to plan, direct and control Company operations, hire, suspend or discharge, transfer, or relieve associates from duty because of lack of work or for other reasons, the right to introduce new, improved or different methods of facilities, and the right to establish and maintain rules and regulations covering the operations of its business and the conduct of its associates, are vested exclusively in the Company as long as the same does not conflict with the terms and provisions of this Agreement. The Company will discharge any associate for dishonesty, use or being under the influence of intoxicating liquors or drugs while on duty, insubordination, conduct of a criminal character, the unauthorized taking or use of Company property, violent physical threats on Company property, the possession of fire arms on Company property, fighting or other conduct that normally calls for summary discharge. The Company will not discharge associates for other offenses without first furnishing a warning letter, a copy of which will be furnished to the Union. The Company may request an associate to take a medical test to determine whether he was under the influence of intoxicating liquor or drugs, and an associate's refusal to submit to such test may be considered as a presumption that the associate was under the influence. Such tests will be based on reasonable suspicion, or as a result of selection under the random drug and substance testing program, as set forth in Appendix D.


                     ARTICLE 10 - CONDITIONS OF EMPLOYMENT

         Section 1. Seniority for the purposes of this Agreement is defined as the length of continuous service with the Company.

         Section 2.

         A.(1) In assigning associates to higher paying jobs, either inside the bargaining unit or to work as a Lead Person, the Company shall select those associates who are best qualified and desire to be so promoted. In making such selections, consideration will be given to such factors as ability, performance, skill and experience. Judgments as to qualifications shall be at the sole discretion of the Company on a non-discriminatory basis.

         A.(2) A Lead Person shall be assigned to a specific daily classification for overtime purposes under Appendix "C". A Lead Person, for the purpose of day off overtime, will be considered to be part of his/her last assigned classification.

         A.(3) If a Lead Person is filling in for supervision, he/she shall not be restricted in any way from performing his/her duties and responsibilities as a Lead Person.

         B.(1) The principle of seniority will apply in case of layoffs. Layoffs will be implemented based on seniority, qualifications to perform the work, and associates being at the level of "standard performance" as per Company performance appraisal form, in order to get a bye.

         B.(2) The Company will notify the associate in writing at least one week before the date of layoff.

         B.(3) Associates with at least 90 days of service will be recalled based on seniority, qualifications to perform the work, and meeting "standard performance" objectives. Associates who have been laid off shall receive seven days written notice of recall.

         Section 3. Associates shall lose all seniority rights and employment shall cease for any of the following reasons:

         a.       Resignation.

         b.       Discharge.

         c. Failure to notify Company within three days after registered mail notice of recall from layoff of his/her return to work. Must report to work within seven days.

         d.       Absence due to layoff for nine months.

         e.       If the associate overstays a leave of absence.

         f. If the associate gives a false reason for a leave of absence, or engages in other employment during such leave.

         g.       If the associate is retired.

         h. If the associate intentionally falsifies information on his application for employment.

         i. If the associate is absent from work for off-the-job illness or injury in excess of nine calendar months or for on-the-job illness or injury in excess of 15 calendar months.

         j. Failure to report for a period of three consecutive days without notifying the Company.

         k. Failure to report for a period of two consecutive regular workdays without notifying the Company, unless the associate can prove that such notification was physically impossible.

         Section 4. Each new or rehired associate shall be on probation for the first 90 calendar days of employment or re-employment in the bargaining unit. Upon satisfactory completion of said probationary period, seniority will be computed from the date of hire, or most recent date of rehire, with the Company. Absence from work will extend the probationary period for a period of time equivalent to the length of such absence. At any time during the probationary period, an associate may be discharged for any reason. Such associate so discharged shall not have any recourse under this Agreement, including the right to file a grievance.

          Section 5. The parties agree that supervisors will not perform the work of the parties they supervise except during training, demonstration, and safety education.

          For the purpose of training an associate, the supervisor must perform the training in the immediate area with the associate being trained, with exception of training in Company training centers, meeting rooms, or off-site locations.

          It is understood that after making all reasonable efforts to use bargaining unit employees to perform bargaining unit work, the Company may use any other temporary means of covering this work.

         Other associates of the Company not in the bargaining unit may work in the Distribution Center, as part of a training and development program. Participation in bargaining unit work is limited to one week per individual per year. This developmental program will not reduce Distribution Center associates' workload.

         Upon occasion, vendors will be allowed to construct or put together samples for use in Company training or merchandising programs.

         Section 6. - Bid Process

         Associates with seniority, if they have the ability to perform the necessary work, shall have their choice, according to their seniority, of posted jobs subject to the following conditions:

          A.      Bid Process

              1. The bids shall list job classification (description), days of work, regular starting and quitting time. There will be at least one bid position for each job classification. The number of job classifications will be determined by the Company as required by need to support the Distribution Center.

              2. Associates will be notified at least two weeks in, advance of a change in their regularly scheduled starting time.

              3. During the course of the work day, and day-to-day basis, if it becomes necessary to re-assign associates, it will be done on the basis of need as determined by management.

                a. All vacant bids and new openings created within the course of a 12 month period shall be posted for bid by associates for two working days and shall be awarded by seniority to qualified applicants at the start of following work week. These bid openings are limited to percentages stated in Article #10, Sec. 6, A6.

                b. No more than two bids posted to fill open position after initial bid.

              4. Jobs will be awarded to the most senior associate bidding on said job who has the ability to perform the job.

              5. There shall be three bids for job preference and improvement during the contract. The bids shall be bid by August 31, 1999, and approximately 12 months thereafter. If there is an addition or reduction in staff of twenty-five percent (25%) or more within any 90 day period, it will automatically cause a bid to occur within 30 days.

              6. The jobs to be bid will be determined by the Company; however, the Company agrees that at least seventy-five percent (75%) of the eligible associates in the unit will be on bid jobs. Leads will not be counted as part of 75%. Remaining associates shall be designated as floaters.

              7. Each floater will be assigned on the basis of his/her preference to the most senior associates. If more than one picking job is available, choices will be by seniority. When job preference assignments have been exhausted, jobs will be assigned.

              Other floater job assignments, which do not fall into one of the above categories, will be offered on the basis of seniority.

              During the course of the work day, if it becomes necessary to reassign floaters, it will be done on a basis of need as determined by management.

                     ARTICLE 11 - ARBITRATION & GRIEVANCES

         Any complaint, disagreement or difference of opinion between the Company, the Union or the associates covered by this Agreement which concerns the interpretation or application of the terms and provisions of this Agreement will be considered a grievance.

         Any associate, the Union or the Company may present a grievance. Any grievance which is not presented within seven days following knowledge of the event giving rise to such grievance shall be forfeited and waived by the aggrieved party.

         The procedure for handling grievances shall be as follows: first, the associate (with or without the steward) and the associate's immediate supervisor shall discuss and attempt to adjust such grievance. If this attempt to settle the grievance fails, then the steward representing the Union and the Company's DC Manager or Operations Manager shall discuss and attempt to adjust such grievance.

         If these two are unable to settle the grievance, said grievance shall be submitted in writing by the Union Business Agent to the Company's DC Manager. Said written submission shall clearly set forth the issues of contention of the aggrieved parties. Failure to follow the above procedure will result in forfeiture of the grievance by the aggrieved party.

         If the Union's and the Company's designated representatives cannot reach an agreement within five days, upon request of either party, the grievance shall be submitted to an arbitrator. The Company and the Union shall select the arbitrator by mutual agreement. In the event the parties are unable to agree upon an arbitrator within five days, an arbitrator shall be selected by each party striking two names from a list of five arbitrators to be furnished by the Federal Mediation and Conciliation Service. The arbitrator shall be impartial and possess skill and knowledge of labor-management relations. A time limit of 15 days shall be placed on the rendering of the arbitrator's decision.

         The arbitrator shall receive and consider such material evidence and contentions as the parties may offer and shall make such independent investigation as he/she deems essential to a full understanding and determination of the issues involved.

         The arbitrator shall not be vested with power to change, modify or alter any of the terms of this Agreement. All grievances submitted shall present an arbitrable issue under this Agreement, and shall not depend on or involve an issue of contention by either party which is contrary to any provision of this Agreement, or which involves the determination of a subject matter not covered by or arising during the term of this Agreement.

          The findings and decisions of the arbitrator on all arbitrable questions shall be binding and enforceable on all parties. If either party refuses to abide by the final decision of the arbitrator on the merits of a grievance, the other party may apply economic sanctions.

          It is the intention of the parties that this Article 11 shall provide a peaceful method of adjusting grievances so that there shall be no suspension or interruption of normal operations as a result of any grievances. The parties shall act in good faith in proceeding to adjust grievances in accordance with the provisions of this Article.

         The expenses of the arbitrator shall be borne equally by the parties to the arbitration.

         It is agreed that there will be no stoppage of work or lockouts pending settlement of a dispute, in accordance with the grievance procedure herein established.


                        ARTICLE 12 - STRIKES & LOCKOUTS

         The Union will not cause or officially sanction its members to cause or take part in any strike, sit-down, or stay-in or slow-down, or any other stoppage in the operations of the business of the Company; nor will the local management lock out any associate or transfer any job under dispute from local plant until all the procedures mentioned in the foregoing grievance procedure shall have been employed without success.


                            ARTICLE 13 - PICKET LINE

          It shall not be a violation of this Agreement and it shall not be cause for discharge or disciplinary action in the event an associate refuses to enter upon any property involved in a lawful primary labor dispute or refuses to go through or work behind any lawful primary picket line, including the lawful primary picket line of unions party to this Agreement and including lawful primary picket lines at the Company's place or places of business.


                         ARTICLE 14 - CONFLICT OF LAWS

          Nothing contained herein is intentionally in conflict with any existing federal, state or local laws or any rules or regulations made pursuant thereto. In the event that any article or portion of any article of this Agreement proves to be in conflict with any such law or rule or regulation, only the conflicting article or portion thereof, as the case may be, shall be abrogated and all of the terms and conditions of this Agreement shall continue in full force and effect.


                         ARTICLE 15 - LEAVE OF ABSENCE

         The Company agrees to grant the necessary and reasonable time off (not to exceed 30 days) without discrimination or loss of seniority rights and without pay, to any associate designated by the Union to attend a labor convention or serve in any capacity on other official Union business, provided 48 hours written notice is given to the Company by the Union, specifying the length of time off. The Union agrees that in making its request for time off for Union activities, due consideration shall be given to the number of associates affected in order that there shall be no disruption of the Company's operations due to lack of available associates.

         Any associate desiring a leave of absence must secure the prior written approval of both the Company and the Union. The giving of such written approval shall be within the discretion of the Company and the Union. The maximum leave of absence shall be for 30 days and may be extended for like periods. Permission for extension must be secured from both the Union and the Company. Failure to comply with this provision shall result in the complete loss of seniority of the associate involved.


                     ARTICLE 16 - EXTRA-CONTRACT AGREEMENTS

         The Company agrees not to enter into any agreement or contract with associates in the bargaining unit, individually or collectively, which in any way conflicts with the terms and provisions of this Agreement.

                   ARTICLE 17 - REVIEW OF DISCREPANCY IN PAY

         Any discrepancy in pay of any associate in the bargaining unit may be taken up by the Union with the Operating Manager, who will review with the Union Representative the computation of such pay.


                          ARTICLE 18 - LOSS OR DAMAGE

         Associates shall not be charged for loss or damage unless clear proof of negligence is shown, or is the result of the intentional act of the associate.


                               ARTICLE 19 - BONDS

         Should the Company require any associate to give bond, cash bond shall not be compulsory, and any premium involved shall be paid by the Company, and in the event any associate cannot qualify for such bond with the bonding company selected by the Company, and in the amount required, the Company shall have the right to release and discharge said associate and said release or discharge shall not be a violation of any of the terms and conditions of this Agreement.


                       ARTICLE 20 - PHYSICAL EXAMINATIONS

         Physical examinations required by the Company shall be promptly complied with by all associates, provided, however, the Company shall pay for all such examinations.


                        ARTICLE 21 - COMPENSATION CLAIMS

         The Company agrees to cooperate toward the prompt disposition of associate on-the-job injury Worker's Compensation claims. The Company shall provide Worker's Compensation protection for all associates covered by this Agreement. An associate injured on the job will be paid for the entire day if the associate is required to leave work. Following the initial day of injury, each associate may choose to use either his accumulated sick days or vacation days to continue receiving pay until worker's compensation starts. Otherwise, no pay shall be forthcoming for that period when the associate is unable to work.


                         ARTICLE 22 - MILITARY SERVICE

         Associates enlisting or entering the military or naval service of the United States, pursuant to the provisions of the Uniform Services Employment and Re-employment Rights Act, U.S. Code Chapter 43 Title 38, shall be granted all rights and privileges provided by the Act.


                             ARTICLE 23 - EQUIPMENT

         The Company shall not require associates to operate any vehicle or forklift truck that is not in safe operating condition or equipped with the safety appliances prescribed by law. It shall not be a violation of this Agreement where associates refuse to operate such equipment unless such refusal is unjustified. All forklift trucks used for stacking will have an overhead safety shield. The Company, upon receipt of proper documentation, shall pay fifty percent (50%) of the cost of safety shoes, provided that said payment shall not exceed fifty dollars ($50.00) in any 12 month period.


                           ARTICLE 24 - PAID-FOR-TIME

          All associates covered by this Agreement shall be paid for all time spent in the service of the Company. Time shall be computed from the time the associate is directed to report to work and until he/she is released from duty, but no overtime shall be paid except when specifically directed by the Company or its authorized representative.

                        ARTICLE 25 - GROUP BENEFIT PLANS

          Section 1 - Company Plans

          All associates covered by this Agreement shall be subject to the provisions of and will be entitled to the benefits of the Company's group benefit program as follows:

         A.       The Tractor Supply Co., Inc. Associate Benefit Plan;

         B. Sick Pay and Extended Sick Pay Plan (see Section 2 and 3 below); and

         C.       401 (k) Plan;

as said Plans are presently constituted or as said Plans may be amended by the Company from time to time. The parties understand and agree that in the event such amendments take place during the term of this Agreement, said amendments will apply automatically to covered associates. It is further agreed that disputes under these Plans will not be subject to the Grievance Procedure, but will be governed solely by the terms of the Plan documents.

         Section 2 - Sick Pay

         A.       Regular Sick Days

              1. Normal Benefit: A full-time hourly associate who is absent from work due to a bona-fide personal illness or injury is entitled to one-half (1/2) day for each completed month of service.

              2. Accrual of Regular Sick Days: Sick days accrue at the rate of one-half (1/2) day for each continuous month of service, not to exceed six days in any 12 month period. Accrual of benefit begins after 90 days of service.

              Associates absent for a period of three or more consecutively scheduled work days will be requested by management to submit a medical doctor's certification of illness and inability to work.

              Unused sick days may be accrued from year to year up to a maximum accrual of 30 days. Accrued sick days are to be used only for personal illness or injury and may be used during the first seven calendar days before beginning the extended sick pay plan in
              Section 3.

              3. Payment of Regular Sick Days: All regular sick pay time is paid through the normal payroll system. Sick time may be taken in full or half day amounts.

         B. Unused Sick Time - Sick days are intended to be used only for personal illness or injury. Therefore, an associate who quits or is discharged for just cause shall not be entitled to pay for an unused or accrued sick days.

         Section 3 - Extended Sick Pay Plan

         A regular full-time associate absent from work due to personal illness or injury is entitled to pay under the Company's extended sick pay plan, upon submission of a physician's written statement indicating that the associate is unable to work. Payments will begin after the associate has been continuously absent for at least seven calendar days.

         A.       Regular Benefit for Full-Time Hourly Associates:
                  -----------------------------------------------

                  Length of Service             Full Pay For      Half Pay For
                  ============================================================
                  At least 6 months               1 week

                  At least 3 years                2 weeks            4 weeks

                  At least 5 years                4 weeks            6 weeks

                  At least 10 years               6 weeks            8 weeks

                  At least 15 years               8 weeks           10 weeks

                  At least 20 years              10 weeks           12 weeks


         B. Payment of Extended Sick Pay: A personnel action form along with the physician's statement must be submitted to the personnel department to initiate extended sick pay benefits.

         C. Renewal of Extended Pay Benefits: Extended sick pay benefits are reinstated to the full amount based on Subsection A above 12 months after the first extended sick day is used, provided the associate is actively working during that 12 month period. If the associate is not actively working, extended sick pay benefits will be reinstated one year after return to work.

         If an associate is disabled beyond a six month period, extended sick pay would be reinstated 12 months after return to work.

         If a work related injury is involved, this policy becomes null and void.

         Section 4 - Substitution of Paid Leave for Unpaid Leave Provided Under the Family Medical Leave Act

         Refer to Family Medical Leave policy in the Tractor Supply Company Human Resources Manual and Handbook for application.

                        ARTICLE 26 - POSTING OF NOTICES

          Bulletin boards will be provided by the Company where notices pertaining to Union matters may be posted by an authorized agent of the Union, provided that such notices are approved by the Company.


                         ARTICLE 27 - UNION COOPERATION

          The Union, as well as members thereof, agrees at all times as fully as it may be within its power, to further the interest of the Company.


                     ARTICLE 28 - SEPARATION OF EMPLOYMENT

          Upon quitting, the Company shall pay all monies due to the associate on associate's normal regular pay days.


                 ARTICLE 29 - EMERGENCY REOPENING OF AGREEMENT

          In the event of war, declaration of emergency, or imposition of civilian controls during the life of this Agreement, either party may reopen the same upon 60 days written notice and request re-negotiation of matters dealing with wages and hours. Upon failure of the parties to agree in such negotiations, either party shall be permitted all lawful economic recourse to support its request for revisions. If the governmental approval of revisions should become necessary, all parties will cooperate to the utmost to attain such approval.


                             ARTICLE 30 - AGREEMENT

          This Agreement is the only agreement between the Company and the Union with respect to the associates covered by this Agreement. It incorporates all terms, provisions and conditions agreed upon. No change, waiver or modification of any provision of this Agreement shall be binding unless made in writing and signed on behalf of the Company by its authorized officer, and on behalf of the Union by an authorized officer of the Union.


                         ARTICLE 31 - ENTIRE AGREEMENT

         Section 1. The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to all proper subjects of collective bargaining and that all such subjects have been discussed and negotiated upon and the agreements contained in this Agreement were arrived at after the free exercise of such rights and opportunities. Therefore, the Company and the Union, for the life of this Agreement, each voluntarily and unqualifiably waive the right and each agrees the other shall not be obligated to bargain collectively with respect to any subject or matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time they negotiated or signed this Agreement.

         Section 2. The parties understand and agree that this Agreement covers all bargained for conditions of employment, and that the Company has the right, at its discretion, to change, modify or amend conditions of employment not so covered as its business judgment dictates.


                       ARTICLE 32 - INSPECTION PRIVILEGES

         Authorized agents of the Union, after making their presence known to management, shall have access to the Company's establishment during working hours for the purpose of adjusting disputes, investigating working conditions, collection of dues, and ascertaining that the Agreement is being adhered to, provided that such inspection and visitation is reasonable and does not interfere with the efficient operation of the Employer's business. Company management will notify the Union Steward or other warehouse associate to conduct subject business.


                           ARTICLE 33 - FUNERAL LEAVE

          Section 1. In the event of the death of a mother, mother-in-law, father, father-in-law, sister, sister-in-law, brother, brother-in-law, child, spouse, grandparent, grandchild, grandparent-in-law, son-in-law or daughter-in-law, regular full-time associates will be paid normal pay for time absent from schedule work up to four consecutive days.

          Section 2. Payment will be made for Funeral Leave when the associate misses a regularly scheduled work day. Funeral Leave can be applied to the beginning or the end of a vacation period only when that time off would have been granted, regardless of the vacation.


                             ARTICLE 34 - JURY DUTY

          Section 1. Regular full-time associates are entitled to a paid leave from the job for jury duty. In the event the associate is excused or the jury is not in session, the associate will be expected to work even if only for a portion of the work day. Associates are granted a maximum of 30 days per calendar year.

          The associate will be reimbursed the difference if jury duty pay is less than normal Company pay.

         Section 2. Associates must submit proof from the appropriate authority to verify days served and the amount of compensation received in order to receive the difference between this amount and normal wages. Documents must be submitted on a timely basis.

          In the event that documentation cannot be obtained on a timely basis, the personnel department should be contacted to arrange for the issuance of a normal paycheck and subsequent associate reimbursement to the Company of jury duty.


                         ARTICLE 35 - TERM OF AGREEMENT

          This Agreement shall be in full force and effect from August 1, 1999 to and including July 31, 2002, and shall continue in full force and effect from year to year thereafter unless written notice of desire to change or modify this Agreement is served by either party on the other 60 days prior to the date of expiration.

TRACTOR SUPPLY COMPANY                       GENERAL DRIVERS & HELPERS UNION,
                                             LOCAL #554 affiliated with the International
                                             Brotherhood of Teamsters


By: /s/ Larry Goldberg                       By: /s/ Jim Sheard
    ---------------------------------            --------------------------------------------

Title: Vice President-Logistics              Title: President Local #554
       ------------------------------               -----------------------------------------

Date:  October 18, 1999                      Date: October 22, 1999
       ------------------------------              ------------------------------------------

                           APPENDIX "A" - WAGE RATES

Job classifications under this Agreement will be as follows:

         General Warehouse: Shall be required to perform any duties in the warehousing, order processing, receiving or shipping of any materials processed through the warehouse. These duties shall include, but not be limited to, the use of any and all "power equipment."

         Part-time General Warehouse: To supplement the full-time workforce, part-time general warehouse may be used. Job duties will be essentially the same as general warehouse, but part-timers may be used for such things as vacation relief, fill-ins for illness, peak workload coverage and other special needs as determined by the Company. Part-timers will work under 1000 hours per year.

         Section 1.  Rates for Warehouse Associates

         A. The extent of the increases to be granted at these time intervals between the start and the maximum will be based on performance and evaluations.

               NEW ASSOCIATES HIRED AS OF AUGUST 1, 1999:

               Starting Rate                         $ 8.50 per hour

               First Anniversary Date                  9.25 per hour

               Second Anniversary Date                 9.75 per hour

         CURRENT ASSOCIATES NOT AT CURRENT SALARY CAP EFFECTIVE AUGUST 1, 1999:
         Minimum rate                    $8.50 per hour (1st year of service)

         Anniversary date                $9.25 per hour (employees starting
                                         their 2nd year with more than one year
                                         but less than 2 years of service

         Anniversary date                $9.75 per hour (employees starting
                                         their 3rd year through completion of
                                         their 6th year of service

         Anniversary date                $10.20 beginning 7th year

         Anniversary date                $10.72 beginning 8th year

         Anniversary date                $11.25 beginning 9th year

         Anniversary date                $12.00 beginning 10th year

         Anniversary date                $12.25 beginning 11th year

         Anniversary date                $12.50 beginning 12th year

         No associate with less seniority will move to the next level of increase prior to the associate above him/her with more seniority. This will be controlled by scheduled DATE OF INCREASE and THE AMOUNT. These step increases will level out by the end of year 2000.

         B.   Associates at the current salary cap:

                 August 1, 1999 ..........................$12.75 per hour

                 August 1, 2000 ...........................13.00 per hour

                 August 1, 2001 ...........................13.25 per hour

         C. Shift Differentials. An associate who works between 2:00 p.m. and 10:00 p.m. will be paid a premium of thirty-five cents (35(cents)) per hour from August 1, 1999 to July 31, 2002.

         An associate who works between 10:00 p.m. and 7:00 a.m. will be paid a premium of fifty cents (50(cent)) per hour.

         Shift premiums will be counted for the purposes of computing holiday and vacation pay.

         Section 2.  New hire Part-time Warehouse associates - $8.00 per hour

         Section 3. Lead Person will be paid a premium of $1.50 per hour. The Company will have sole discretion as to designation of Lead Persons.

         Section 4. Learning for Pay Program. Associates will be paid a premium of fifteen cents (15(cent)) per hour for proof of successful completion of a Company approved course administered by a Company approved college or junior college.

         Section 5. Work in the Store Program. Subject to Company discretion, associates may participate in the "Work in the Store Program" for up to one week per year.

         Section 6. No Reduction in Pay. No current associate will suffer a reduction in pay as a result of the implementation of the wage program set forth in Section 1 of this Appendix "A".

                        APPENDIX "B" - PART-TIME PROGRAM

The intent of the Part-time Program is to supplement the full-time work force and to cover vacation relief, illness or handle peak workload coverage or other special needs. Hours will be determined by management.

         Regular Company policy will apply, which is as follows:

         -  Part-time associates normally work less than 30 hours a week.

         -  Part-time associates do not receive time off benefits.

         - A part-time associate who is promoted to a full-time position will receive 50% credit for all past service and will begin to accrue benefits from the date of the promotion.

         - Health care and 401(k) eligibility will be determined by the terms of those plan documents.

In addition, the following will be our understanding:

         -  Part-timer associates will be on a separate seniority list.

         -  Part-timer associates will be laid off before full-time associates.

         - Full-timers will be offered overtime opportunities before part-timers will be used. Part-time associates may be used to supplement the regular workforce on overtime when filling in for vacation relief, illness, handling peak load coverage or other special needs.

         - Part-time associates who are promoted to full time will be handled in the following manner:

            - 50% credit for past service principles will apply toward their probationary period.

            - They will receive a full-time seniority date beginning with the date they start full-time work.

            - 50% credit for past service principles will also apply to all service related benefits.

                            APPENDIX "C" - OVERTIME

1.  Bids on daily overtime will be handled in this manner:

    A. Scheduled overtime will be offered to associates by shift under the bid classification and by seniority.

    B. If there are insufficient associates to work overtime, we will go to the top of the seniority list by shift and associates will be offered overtime based on proven ability to perform the job.

    C. If insufficient volunteers, overtime will be assigned by entire seniority list by shift by inverse seniority.

2.  Daily call-back overtime:

    Associates called back will receive a minimum of one-hour pay at overtime.

3.  Day-off overtime and/or emergency:

    The following language shall apply in all instances of day-off/emergency overtime other than Saturday overtime:

    A. Day-off/emergency response conditions work will be offered to associates by shift under the bid classification and by seniority.

    B. If there are insufficient associates to fill overtime, we will go to the top of the seniority list by shift, and associates will be offered overtime based on proven ability to perform the job.

    C. If there are insufficient volunteers, overtime will be assigned by entire seniority list by shift by inverse seniority.

    D. In the event emergency conditions beyond the control of the Company arise (fire, flood, snow storms, etc.), overtime will be assigned by entire seniority list by inverse seniority.

4.  Saturday day overtime:

    A. Day-off work will be offered to all associates for all shifts under their bid classification, by seniority under one seniority list.

    B. If there are insufficient associates to work overtime, we will go to the top of the overall seniority list for all shifts, and associates will be offered overtime by seniority based on proven ability to perform the job.

    C. If there are insufficient volunteers, overtime will be assigned by entire seniority list by shift by inverse seniority.

    D. If additional workers are still needed, overtime will be assigned by the entire seniority list by inverse seniority.

                     APPENDIX "D" - DRUG AND ALCOHOL POLICY

         The purpose of the following drug and alcohol policy which has been adopted by Tractor Supply Company, Inc. (the "Company"), is to reduce the possibility of loss caused by an unsafe act or an unsafe condition created by an associate abusing alcohol or drugs. This policy will take effect August 1, 1993, 30 days from the date of posting this notice. Our drug and alcohol policy consists of the following:

1. The Company shall have the right to test all associates and applicants for employment for drug and alcohol use upon the happening of the following events:

    A.  Application for employment.

    B. When probable cause exists to believe the associate is using or is under the influence of alcohol or drugs in the course of his or her employment.

    C.  Random testing.

2. All drug and alcohol testing performed by the Company or its agent shall be done in accordance with generally accepted procedures, including but not limited to testing of the associate's blood, urine, and/or saliva specimens. The Company will bear all costs associated with testing required as a result of one of the above events or in the event retesting is necessary.

3. Refusal by an associate to submit to drug and alcohol testing as set forth above will constitute just cause for immediate discharge. An associate's refusal to execute a written consent to be tested shall constitute a refusal to be tested and cause for discharge.

4. A. The Company will provide training of each associate on the effects and consequences of the use of controlled substances on personal health, safety, and the workplace.

    B. The following acts or omissions by an associate will result in disciplinary actions, which may include immediate dismissal without notice at the Company's discretion:

        1. The sale, purchase, transfer, use or possession of any prohibited drug on Company premises or while on Company business.

        2. Reporting to or remaining on Company premises or on Company business while impaired by the use of a prohibited drug.

        3. By failing or refusing to submit to a drug test as required by the Company policy.

    C. Each associate covered under the Company's substance abuse policy will be provided adequate training prior to the implementation of controlled substance abuse testing.

    D. "Impaired" means, for purposes of alcohol usage, the retention by the associate, of a blood alcohol content of .10% or more (or .04% or more if the associate's duties include driving a Company vehicle or operating Company machinery) upon testing by breathalyzer or blood test.

    E. Controlled substances - means, as defined in 49 CFR Part 40, marijuana, cocaine, opiates, amphetamines, and phencyclidine (PCP).

    F. Drug - means any substance (other than alcohol) that is a controlled substance as defined in this section and 49 CFR Part 40.

5. A. The above disciplinary procedure will not apply in the event an associate voluntarily admits or discloses a drug or alcohol use. In the event of such an admission of disclosure, the associate will be placed on a leave of absence, without pay, and the Company shall assist the associate in seeking rehabilitation. This leave of absence shall continue during the period that an associate is enrolled within a qualified rehabilitation program. The associate will be required to produce evidence from time to time of continuing enrollment in such a program.

    B. Reinstatement of Associate After Positive Test - An associate who tests positive for the use of a controlled substance and/or alcohol, thereby supplying the Company with grounds for the immediate discharge of the associate, may be reinstated provided the associate agrees to comply with the following conditions:

        1. The associate must immediately enroll in a qualified program of evaluation and, if necessary, treatment. The program of evaluation or treatment is to be chosen by the Company. Any cost of rehabilitation shall be borne by the associate, except to the extent covered by the Company's health care plan.

        2. Upon receipt of satisfactory progress in the program of evaluation or treatment outlined in 1 above, the associate must submit to a drug and/or alcohol test in which a negative result is obtained. The satisfactory progress report must be received by the Company no later than 30 calendar days from the date that the associate was given notice of the positive test result. If more than 30 calendar days elapse, then the Company shall have grounds to discharge the associate. If a positive test for the use of a controlled substance and/or alcohol is returned after the associate enters a program of evaluation or treatment, then the associate shall be immediately discharged.

        3. An associate shall be eligible for reinstatement under this Section on a one-time basis, and the reinstatement is contingent upon the associate returning directly to work for the Company.

        4. Upon reinstatement, the associate shall be subject to three additional tests for drugs and/or alcohol without prior notice, with two tests to occur within six months of the reinstatement and the third test to occur within six to 12 months after reinstatement.

6.  All test results shall be kept in the strictest confidence.

7. All laboratory tests shall be performed by NIDA Certified Laboratories using cutoff levels as prescribed by the Health and Human Services as may be adjusted from time to time.

8. Random test selections shall be on the basis of computer selection, selecting up to fifty percent (50%) each year.

9. Associates shall be paid for work time lost as a result of testing procedures, including travel time, if the results of the test are negative.

10. Specimen Collection - Specimen collections facilities will be established convenient to Company locations. Specimen collections will be conducted in accordance with the protocols established by the National Institute of Drug Abuse (NIDA) in order to assure the integrity of the specimen.

11. All drug testing and time spent giving a drug test shall be paid for by the Company and shall be done immediately prior to, during, or immediately after the associate's work schedule.